                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-87442

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated June 5, 2002)

                                 $1,380,000,000

                                    Gap Inc.

                   5.75% Senior Convertible Notes due 2009 and
                   85,607,940 Shares of Common Stock Issuable
                          upon Conversion of the Notes

     This prospectus supplement supplements the prospectus dated June 5, 2002, as amended or supplemented, of The Gap, Inc. relating to the sale from time to time by certain of our security holders (including their transferors, donees, pledgees or successors) of up to $1,380,000,000 aggregate principal amount at maturity of our 5.75% Senior Convertible Notes due 2009 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                           --------------------------

     Investing in the notes or the common stock into which the notes are convertible involves risks. See "Risk Factors" beginning on page 5 of the accompanying prospectus.

                           --------------------------

     Neither the Securities and Exchange Commission, any state securities commission nor any other U.S. regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                           --------------------------

     The table of selling security holders contained in the prospectus is hereby amended to add the entities who are named below as selling security holders:

                                                          Aggregate principal                     Number of shares
                                                           amount at maturity                     of common stock       Percentage
                                                           of notes that may      Percentage            that           of shares of
                                                            be sold by this        of notes        may be sold by      common stock
                      Name                                     prospectus         outstanding      this prospectus      outstanding
------------------------------------------------------    -------------------     -----------     ----------------     ------------
AFTRA Health Fund ....................................           165,000               *               10,236                *
Bank Austria Cayman Islands, LTD. ....................         1,000,000               *               62,035                *
Castle Convertible Fund, Inc. ........................           500,000               *               31,017                *
Clinton Multistrategy Master Fund, Ltd. ..............         1,000,000               *               62,035                *
Clinton Riverside Convertible Portfolio Limited ......         1,000,000               *               62,035                *
Credit Suisse First Boston Corporation ...............         6,774,000               *              420,223                *
Credit Suisse First Boston Europe Ltd. ...............        44,100,000            3.20%           2,735,732                *
Elliott International, L.P. ..........................         4,400,000               *              272,953                *
JP Morgan Securities .................................         1,250,000               *               77,543                *
Mainstay Convertible Fund ............................         2,080,000               *              129,032                *
Mainstay VP Convertible Portfolio ....................           730,000               *               45,285                *
New York Life Insurance Company ......................         3,360,000               *              208,437                *
New York Life Separate Account #7 ....................           285,000               *               17,680                *
RCG Halifax Master Fund, LTD .........................           750,000               *               46,526                *
RCG Latitude Master Fund, LTD ........................         1,250,000               *               77,543                *
RCG Multi Strategy, LP ...............................         2,000,000               *              124,069                *
Royal Bank of Canada .................................        13,000,000               *              806,452                *
The Class I C Company ................................           375,000               *               23,263                *
The Liverpool Limited Partnership ....................         3,600,000               *              223,325                *
UBS Warburg LLC ......................................         9,000,000               *              558,313                *
Wells Fargo & Company ................................         4,000,000               *              248,139                *

     To our knowledge, none of the selling security holders listed in the table as amended above has, or within the past three years has had, any material relationship with us or our affiliates, except as previously disclosed and except that the Royal Bank of Canada beneficially owns 507,561 shares of our common stock in addition to the shares of common stock that it will own upon conversion of the notes.

                            ------------------------

             The date of this prospectus supplement is July 8, 2002